Exhibit 10.11

DEVELOPMENT, COMMERCIALIZATION AND LICENSING AGREEMENT

BETWEEN

ARCA DISCOVERY, INC.

AND

LABORATORY CORPORATION OF AMERICA HOLDINGS

DATED FEBRUARY 1, 2007

DEVELOPMENT, COMMERCIALIZATION AND LICENSING AGREEMENT

This Development, Commercialization and Licensing Agreement (this “Agreement”) is made and entered into as of February 1, 2007 (the “Effective Date”) between ARCA Discovery, Inc., a Delaware corporation (hereinafter “ARCA”), and Laboratory Corporation of America Holdings, a Delaware corporation (hereinafter “LabCorp”).

INTRODUCTION

A. ARCA holds certain proprietary rights to Bucindolol and to the Diagnostic Tests (as such terms are hereinafter defined).

B. ARCA intends to seek FDA approval for the use of Bucindolol in the treatment of heart failure and other indications and for labeling for Bucindolol that recommends or requires use of the Diagnostic Tests with Bucindolol.

C. LabCorp possesses development and commercialization capabilities with respect to laboratory testing services and desires to collaborate with ARCA to develop, make, market and sell the Diagnostic Tests in the United States in connection with the administration of Bucindolol (the “Services”).

D. LabCorp desires to obtain from ARCA, and ARCA desires to grant to LabCorp, an exclusive license to practice the ARCA Patent and use the Trademark in connection therewith, and an exclusive sublicense to ARCA’s rights in the Diagnostic Tests for the development, marketing, manufacture and sale of the Diagnostic Tests on the terms and conditions set forth this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article I shall have the following meanings, whether used in their singular or plural forms. Use of the singular shall include the plural and vice versa, unless the context requires otherwise:

1.1 “Act” shall mean the U.S. Food, Drug and Cosmetic Act, as amended, 21 U.S.C. 301 et. seq., and the regulations promulgated thereunder.

1.2 “Affiliate” shall mean, with respect to any Party, any corporation or other entity that, directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under common control with such party, or has the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Party owns, either of record or beneficially, more than 50% of the voting stock of any other Party, at the applicable time during the term of this Agreement.

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1.3 “ARCA Inventions” shall have the meaning set forth in Section 8.1 of this Agreement.

1.4 “ARCA Know-How” shall mean all Know-How owned or Controlled by ARCA as of the Effective Date.

1.5 “ARCA Patent” means U.S. Provisional Application Serial No. 60/609,689 filed September 14, 2004; U.S. Provisional Application Serial No. 60/610,706 filed September 17, 2004; International Patent Application titled “Method for treatment with bucindolol based on genetic targeting,” WO 20061031955 A2, filed September 14, 2005; U.S. Application Serial No. 11/226,908 filed September 14, 2005; any letters patent issued from any of the foregoing, and all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all or reissues, reexaminations, extensions, patents of additions and patents of importation thereof.

1.6 “ARCA Technology” shall mean the ARCA Patent and all ARCA Know-How related thereto.

1.7 “Bankruptcy Event” shall mean the Party in question becomes insolvent, or voluntary or involuntary proceedings by or against such Party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Party makes an assignment for the benefit of its creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter.

1.8 “Bucindolol” shall mean the beta-adrenergic-receptor antagonist having the chemical formula bucindolol HCL (oral)2-{2-hydroxy-3 { {2-(3-indolyl)-1, 1-dimethylethyl}amino}propxy}-benzonit, and its racemates, isomers, prodrugs, active metabolites, analogs and any pharmaceutically acceptable salt or complex thereof.

1.9 “CardioDx” shall mean CardioDx, Inc., a Delaware corporation.

1.10 “CardioDx Agreement” shall mean that certain Diagnostic Collaboration and Option Agreement dated as of June 23, 2006 between ARCA and CardioDx, as the same may be amended from time to time.

1.11 “Change of Control” means an event as a result of which the holders of the outstanding voting securities of a Party or the Persons with the power to direct or cause the direction of the management and policies of a Party as of the Effective Date of this Agreement cease to own a majority of the outstanding voting securities of such Parry or the power to direct or cause the direction of the management and policies of such Party.

1.12 “Combination Product” shall have the meaning set forth at 21 C.F.R.§ 3.2(e).

1.13 “Commercial Plan” shall have the meaning set forth in Section 5.2 of this Agreement.

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1.14 “Commercial Platform” shall mean a commercially-feasible and analytically-valid laboratory method of performing the Diagnostic Tests. The Commercial Platform may be made available initially in the form of a Homebrew Assay, and later as an IVD Product and an IVD Kit.

1.15 “Commercialization Plans” shall mean, collectively, the Commercial Plan, the Marketing and Sales Plan, and the Reimbursement Plan.

1.16 “Controlled” shall mean the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to another Party hereto, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.17 “Diagnostic Tests” shall mean the performance of an assay to detect the presence of two polymorphisms identified in the ARCA Patent in each of the Alpha 2C and Beta-1 cardiac adrenergic receptors.

1.18 “Diagnostics Committee” shall have the meaning set forth in Section 3.2 of this Agreement.

1.19 “Dollars” and “$” shall mean United States dollars.

1.20 “Drug Product” shall mean any pharmaceutical preparation in finished dosage form containing Bucindolol for administration to human patients.

1.21 “Effective Date” shall mean the effective date of this Agreement as set forth on the first page hereof.

1.22 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.23 “Field” shall mean the performance, administration or use of the Diagnostic Tests in connection with the prescription, administration or use of Bucindolol, including as a Combination Product, in the treatment of heart failure or cardiovascular disease in humans.

1.24 “GMP” shall mean the current Good Manufacturing Practice regulations and the Quality System Regulations promulgated by the FDA, including 21 C.F.R. Parts 210, 211, and 820 et seq., as such regulations may be amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

1.25 “Governmental Authority” means any applicable federal, state, local or other governmental body with jurisdiction over the applicable subject matter.

1.26 “Homebrew Assay” shall mean an in-house laboratory test developed pursuant to the Clinical Laboratory Improvement Amendments of 1988.

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1.27 “Indemnitee” shall have the meaning set forth in Section 11.3 of this Agreement.

1.28 “Indemnitor” shall have the meaning set forth in Section 11.3 of this Agreement.

1.29 “Information” shall mean any and all information and data, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, and commercial information.

1.30 “IVD Product” shall mean an in vitro diagnostic medical device, as defined in regulation at 21 C.F.R. § 809.3(a), that is developed for the Commercial Platform and that requires Regulatory Approval.

1.31 “IVD Kit” shall mean an IVD Product that is developed in a kit form and that requires Regulatory Approval so that the Commercial Platform may be performed in a de-centralized fashion by LabCorp or by Third Parties.

1.32 “Joint Inventions” shall have the meaning set forth in Section 8.1 of this Agreement.

1.33 “Know-How” shall mean all proprietary material and information including data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, that relate to the development, utilization, manufacture or use of the Diagnostic Tests or Drug Product, including but not limited to processes, techniques, methods, products, materials and compositions.

1.34 “LabCorp Inventions” shall have the meaning set forth in Section 8.1 of this Agreement.

1.35 “Loss” shall have the meaning set forth in Section 11.1 of this Agreement.

1.36 “Marketing and Sales Plan” shall have the meaning set forth in Section 5.3 of this Agreement.

1.37 “Net Sales” [    *    ].

1.38 “New Inventions” shall have the meaning set forth in Section 8.1 of this Agreement.

1.39 “Party” shall mean ARCA or LabCorp, and “Parties” shall mean ARCA and LabCorp.

1.40 “Patents” shall mean all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.41 “Permitted Sublicensees” shall have the meaning set forth in Section 2.6 of this Agreement.

1.42 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.43 “Regulatory Approval” shall mean any and all approvals, clearances or other authorizations of any Governmental Authority in the Territory necessary for commercial sale of in vitro diagnostics and/ or new drug products intended for human use, including, without limitation and where applicable, approval of labeling and manufacturing.

1.44 “Regulatory Authority” shall mean any Governmental Authority with jurisdiction over in vitro diagnostics and/or new drug products intended for human use in the Territory, including in the United States the FDA.

1.45 “Regulatory Plan” shall have the meaning set forth in Section 4.3 of this Agreement.

1.46 “Reimbursement Plan” shall have the meaning set forth in Section 5.4 of this Agreement.

1.47 “Standards for Commercial Demand” shall mean (i) with respect to the [    *    ] form of the [    *    ]: the [    *    ] that is expressly stated as a “Standard for Commercial Demand” in the [    *    ], and (ii) with respect to the [    *    ] form of the [    *    ]: the [    *    ] that is expressly agreed upon by the parties in writing as a “Standard for Commercial Demand” prior to commercial launch of the [    *    ].

1.48 “Technology Transfer” means the transfer of technical and regulatory information by LabCorp that is necessary to enable ARCA to perform or have performed, or manufacture or have manufactured, the Commercial Platform in a manner that is acceptable to both Parties (and is agreed to by both Parties as part of the Commercial Plan). The Technology Transfer provisions in the Commercial Plan may contain provisions to protect the confidentiality, proprietary nature, and use of any trade secrets, proprietary information, or other intellectual property of LabCorp, and provisions intended to compensate LabCorp for the value of the information being transferred (through royalties or otherwise).

1.49 “Territory” shall mean the United States of America and its territories.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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1.50 “Third Party” shall mean any person or entity that is not a Party or an Affiliate of any Party to this Agreement.

1.51 “Trademark” shall have the meaning set forth in Section 4.6 of this Agreement.

1.52 “UC” shall mean the University of Cincinnati.

1.53 “UC Licenses” shall mean certain licenses granted by the UC in and to certain intellectual property relating pursuant to that certain License and Option Agreement dated August 16, 2004, as amended March 8, 2006 and June 23, 2006 between CardioDx and UC, and that certain License and Option Agreement dated August 10, 2004, as amended March 8, 2006 and June 23, 2006, between CardioDx and UC.

1.54 “Valid Claim” shall mean (a) an issued and unexpired claim within the ARCA Patent that has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a claim in a pending application within the ARCA Patent, unless such application has been pending for more than 42 months from the date of the first office action.

ARTICLE II

LICENSE GRANTS; EXCLUSIVITY

2.1 Sublicense of Rights Under CardioDx Agreement. Subject to and in accordance with the other provisions of this Agreement, ARCA hereby grants to LabCorp (and to those Affiliates listed on Exhibit A hereto, subject to Section 2.8 below) an exclusive sublicense to ARCA’s rights under the CardioDx Agreement to make, have made, use, sell, offer for sale, and import the Diagnostic Tests in the Territory for use in the Field. LabCorp shall have the option, at any time during the term of this Agreement, to negotiate and obtain a license directly from CardioDx (instead of through ARCA) with respect to the rights currently sublicensed to LabCorp pursuant to this Section 2.1. In the event LabCorp elects to do so, LabCorp will notify ARCA in writing, in which case [    *    ].

2.2 License to ARCA Technology. Subject to and in accordance with the other provisions of this Agreement, ARCA hereby grants to LabCorp and its Affiliates and LabCorp and its Affiliates hereby accept an exclusive (except as to ARCA solely for purposes of internal research and ARCA-sponsored clinical trials, in which ARCA, an academic institution, or a laboratory that is not CLIA-approved performs the Diagnostic Tests, but expressly excluding research and clinical trials for third parties), royalty free license, limited to diagnostic rights only, to the ARCA Technology (including without limitation the right to practice the processes contained within Valid Claims) to make, have made, perform, use, sell, offer for sale, and import the Diagnostic Tests in the Territory for use in the Field, and an exclusive (except as to ARCA solely for purposes of marketing LabCorp’s Commercial Platform in accordance with the Marketing and Sales Plan, and all applicable legal requirements), royalty free license to use the

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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Trademark in connection with marketing and sales activity related to the Diagnostic Tests. These licenses to the ARCA Technology and the Trademark convey no rights to the manufacture, use, sale or other commercialization of the Drug Product, which rights are expressly reserved exclusively to ARCA, and shall not interfere with or restrict, in any way, ARCA’s rights, or those of its licensees, to develop, make, have made, perform, use, sell, offer for sale or import the Drug Product.

2.3 Sublicenses of Third Party Rights to LabCorp. LabCorp understands that the rights that may be granted hereunder include certain rights sublicensed to ARCA pursuant to the CardioDx Agreement and the UC Licenses, and that the sublicense granted to LabCorp in Section 2.1 is subject and subordinate to the terms and conditions of the UC Licenses and the CardioDx Agreement, except that LabCorp is subject to a different royalty rate and other non-royalty obligations, as referenced in Section 7.1 and contained in the CardioDx Agreement, than are set forth in the UC Licenses.

2.4 No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, to any information disclosed to it under this Agreement or under any Patents or Know-How Controlled by the other Party or its Affiliates.

2.5 Exclusivity. During the term of this Agreement, ARCA shall not grant the license rights set forth in this Article II to any Third Party, except as permitted by this Agreement (including, without limitation, Section 10.5). ARCA acknowledges that it is not reserving any license or rights to use or otherwise exploit the ARCA Technology with respect to Diagnostic Tests in the Territory for use in the Field (except as to ARCA solely for purposes of internal research and ARCA-sponsored clinical trials, in which ARCA, an academic institution, or a laboratory that is not CLIA-approved performs the Diagnostic Tests, but expressly excluding research and clinical trials for third parties) or any of its rights under the CardioDx Agreement to make, have made, perform, use, sell, offer for sale, or import Diagnostic Tests in the Territory for use in the Field.

2.6 Sublicensing by LabCorp. The Third Parties listed on Exhibit B hereto shall be deemed “Permitted Sublicensees”, subject to the approval of CardioDx. ARCA agrees to use reasonable efforts to obtain, prior to the earlier of (a) ninety (90) days after the Effective Date or (b) written agreement by the Parties on the Commercial Plan, the written approval of CardioDx for the Third Parties listed on Exhibit B hereto to be Permitted Sublicensees. In the event ARCA fails to obtain such written approval within the time period specified above, ARCA shall immediately notify LabCorp in writing. LabCorp shall be permitted to designate at least one Third Party from the list of Permitted Sublicensees, as a prospective additional sublicensee of the licenses granted to LabCorp under Sections 2.1 and 2.2 of this Agreement to make, have made, use, sell, offer for sale, and import the Diagnostic Tests in the Territory, and of the use of the Trademark in connection therewith, by giving written notice to ARCA. The terms of a sublicense granted by LabCorp hereunder shall be subject to ARCA’s prior written approval (which shall not be unreasonably withheld) and shall include a requirement that (a) the sublicensee use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment and in compliance with the Commercialization Plans (as

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applicable), (b) the sublicense is subject and subordinate to the terms and conditions of this Agreement, (c) the sublicense cannot be further sublicensed and (d) the sublicense shall terminate upon termination or expiration of this Agreement as provided in Article X. Copies of all sublicense agreements shall be provided to ARCA within fifteen (15) days of execution thereof. LabCorp hereby assumes responsibility for the performance of all obligations so imposed on its sublicensees by this Agreement and will itself pay and account to ARCA for all payments and reports due under this Agreement which may accrue by reason of the operations of each sublicense, as if it were LabCorp’s own commercial activity.

2.7 Right of First Refusal for Canada. During the term of this Agreement, ARCA shall provide LabCorp with written notice prior to the first occasion that ARCA solicits any interest in, makes any offers for, or engages in any negotiations with any other Persons with respect to, any rights to make, have made, perform, use, sell, offer for sale, or import Diagnostic Tests (in the form of a Homebrew Assay, IVD Product or IVD Kit) in Canada for use in the Field. Upon LabCorp’s receipt of such notice and for a period of ninety (90) days thereafter, ARCA agrees to have good faith, exclusive negotiations with LabCorp regarding a possible license or other transfer of such rights to LabCorp with respect to Canada (under terms no less favorable than those set forth in this Agreement), unless LabCorp notifies ARCA that it is not interested in such rights. If no agreement is entered into between ARCA and LabCorp during this ninety (90) day period, ARCA shall be permitted to negotiate with Third Parties and enter into agreement(s) with Third Parties relating to such rights in Canada with terms that are no less favorable to ARCA than those offered to LabCorp. However, ARCA shall not negotiate or enter into agreement(s) with Third Parties with terms that are less favorable to ARCA than those offered to LabCorp, unless ARCA first offers such terms to LabCorp in writing and allows LabCorp a period of thirty (30) days after receipt of such terms to accept or reject such terms.

2.8 Rights of LabCorp Affiliates under CardioDx Agreement. The LabCorp Affiliates listed on Exhibit A hereto shall be included within the sublicense granted under Section 2.1 subject to the approval of CardioDx. ARCA agrees to use reasonable efforts to obtain, prior to the earlier of (a) ninety (90) days after the Effective Date or (b) written agreement by the Parties on the Commercial Plan, the written approval of CardioDx for these LabCorp Affiliates (and, in addition, wholly-owned Affiliates that LabCorp may acquire in the future) to be included within the sublicense granted under Section 2.1. In the event ARCA fails to obtain such written approval within the time period specified above, ARCA shall immediately notify LabCorp in writing. In the event that ARCA obtains such agreement for future-acquired Affiliates, ARCA agrees to amend this Agreement to include such Affiliates in the license grant.

ARTICLE III

GENERAL; DIAGNOSTICS COMMITTEE

3.1 General. Each Party agrees to use commercially reasonable efforts to execute and perform those components of the Commercialization Plans for which it is responsible in a timely manner, to maintain and utilize its staff and facilities consistent with such undertaking, and to cooperate with the other Party in the activities conducted under this Agreement. The personnel assigned to this Agreement shall have experience which is relevant to the Field and a background suitable to the difficulty of the tasks involved. Each of the Parties will endeavor to provide continuity of involvement in projects by key personnel assigned to the Agreement.

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3.2 Diagnostics Committee. In accordance with the terms and conditions of this Agreement, the Parties shall consult with a committee (the “Diagnostics Committee”) which shall be comprised of an equal number of representatives from each of ARCA and LabCorp, with the total number of committee members not to exceed six members, unless otherwise agreed by the Parties. The Diagnostics Committee may elect to add one representative of the Third Parry vendor (if any) retained by LabCorp to assist in the development of the IVD Kit. Each of ARCA and LabCorp shall, as soon as possible and in any case no later than thirty (30) days following the Effective Date, appoint its representative members to the Diagnostics Committee and give written notice thereof to the other Party. The Diagnostics Committee will be co-chaired by one co-chairperson designated by ARCA and one co-chairperson designated by LabCorp. LabCorp’s initial designee as a co-chairperson is [    *    ], and ARCA’s initial designee as a co-chairperson is [    *    ]. Members of the Diagnostics Committee shall serve in such capacities, on such terms and conditions, and for such duration as shall be determined by the Party appointing same. Each Party may designate an alternate member or co-chairperson to serve temporarily in the absence of a permanent member or co-chairperson designated by such Party. Each Party may from time to time upon prior written notice change its co-chairperson or its representative members on the Diagnostics Committee.

3.3 Meetings of the Diagnostics Committee. Unless otherwise agreed by the Parties from time to time, the Diagnostics Committee will meet at such times and places as determined by the Parties on no less frequently than a quarterly basis. The Diagnostics Committee will endeavor to hold such quarterly meetings in person, but may conduct meetings in person or by conference telephone or video conference, and may also act without a meeting if a written consent to an action or decision is signed by each co-chair (or his/her written designee member of the Diagnostics Committee). The co-chairs will keep minutes reflecting actions taken at meetings, which the Parties will use their commercially reasonable efforts to cause to be circulated and signed by each co-chair (or his/her written designee member of the Diagnostics Committee) within thirty (30) days following each meeting. The Diagnostics Committee may amend or expand upon the foregoing procedures for its internal operation at a meeting of the Diagnostics Committee or by written consent of the Diagnostics Committee as aforesaid.

3.4 Functions and Powers of the Diagnostics Committee. The Diagnostics Committee shall perform the following functions:

(a) consult with ARCA on the design and development of the Regulatory Plan, and with LabCorp on the design and development of the Commercial Platform, the Commercial Plan, the Marketing and Sales Plan and the Reimbursement Plan in the manner contemplated by this Agreement;

(b) consult with LabCorp on development of the IVD Kit;

(c) consult on co-marketing plans for the IVD Product and IVD Kit and activities between the Parties;

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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(d) following commercial launch of the Drug Product, consult on the commercial and sales progress of the IVD Product and IVD Kit; and

(e) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties, except that the development, commercialization, and promotion of the Homebrew Assay shall be the sole responsibility of LabCorp, not within the scope of functions and powers of the Diagnostic Committee, and shall be conducted in conformance with all applicable laws and regulations as interpreted and enforced by Regulatory Authorities.

3.5 Diagnostics Committee Actions or Decisions. Actions or decisions by the Diagnostics Committee pursuant to the terms of this Agreement shall be taken or made by the unanimous vote of the co-chairpersons of the Diagnostics Committee, who shall each represent the consolidated position of his/her fellow representative members appointed by his/her respective Party.

3.6 Obligation of Parties. ARCA and LabCorp shall provide the Diagnostics Committee and its authorized representatives with reasonable access during regular business hours to all records and documents relating to this Agreement, which it may reasonably require in order to perform its obligations hereunder; provided that if such documents are under a bona fide obligation of confidentiality to a Third Party, then ARCA or LabCorp, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

3.7 Limits of Powers of the Diagnostics Committee. The Diagnostics Committee shall only have such powers as are specifically delegated to it hereunder or as the Parties may otherwise agree in writing from time to time.

3.8 Disputes. If the Diagnostics Committee fails to reach agreement on a matter before it for consideration, then either Party may by written notice to the other Party invoke the dispute resolution procedure set forth in Article XII, unless otherwise indicated in this Agreement.

3.9 Agendas. Each Party will use commercially reasonable efforts to notify the other at least three business days prior to the date of a meeting of the Diagnostics Committee, proposing the agenda items it wishes to discuss at such meeting. Notwithstanding the foregoing, the Diagnostics Committee shall be free to consider any matter related to this Agreement which is within the scope of its responsibilities and is brought to its attention by any Party at any meeting.

ARTICLE IV

DEVELOPMENT PHASE

4.1 Scope. LabCorp shall commence and diligently pursue the development of the Commercial Platform, as more particularly set forth in this Article IV, and use commercially reasonable efforts to: 1) legally market the Commercial Platform within a time period thereafter to be agreed upon by the Parties, but in any case by the time the Drug Product is first available for commercial sale in the Territory; and 2) obtain Regulatory Approval of the Commercial Platform by the date of first commercial sale of the Drug Product or as soon as reasonably practical thereafter. LabCorp will have executive and financial responsibility for development of the Commercial Platform. The Parties will cooperate in an effort to obtain Regulatory Approval as described below.

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4.2 Development of Commercial Platform. LabCorp will be responsible for using commercially reasonable efforts to design and develop the Commercial Platform. The Parties anticipate that the Commercial Platform will utilize the least-intrusive procedure that is practical and commercially reasonable, such as a blood-based and/or buccal swab procedure. LabCorp will use commercially reasonable efforts to obtain Regulatory Approval of the Commercial Platform (i.e., as an IVD Product) prior to the first commercial sale of the Drug Product in the Territory, but the Parties acknowledge that the Commercial Platform may be available commercially only in the form of a Homebrew Assay, that has not received Regulatory Approval, by the time of first commercial sale. The Parties anticipate initially seeking Regulatory Approval of the Commercial Platform as a centralized, laboratory procedure, and later as an IVD Kit that can be performed in a de-centralized fashion by LabCorp or by Third Parties, as discussed below. The Parties will use reasonable commercial efforts to obtain a Regulatory Approval of the Commercial Platform that will permit (among other things) ARCA and LabCorp to market the usefulness of the Diagnostic Tests in determining the appropriateness of, and the clinical outcomes expected from use of the Drug Product, and to reference the Commercial Platform in the labeling of the Drug Product. ARCA will consult with LabCorp, as needed, in order to facilitate the development of the Commercial Platform. The Commercial Platform, and any amendments or modifications thereto, will be subject to ARCA’s commercially reasonable approval.

4.3 Regulatory Plan. ARCA, in consultation with LabCorp, will develop a regulatory plan (the “Regulatory Plan”). The purpose of the Regulatory Plan is to provide the Parties with an outline of the overall strategy and timelines, and identifying documentation necessary to obtain, Regulatory Approval of the Drug Product and the Commercial Platform, and the degree to which the Regulatory Approval of the Commercial Platform will be integrated with that of the Drug Product. The development, approval, commercialization and promotion of the Drug Product shall be the sole responsibility of ARCA. The Parties acknowledge that, based on the guidance of Regulatory Authorities, Regulatory Approval of the Drug Product and the Commercial Platform may be sought through submissions to Regulatory Authorities under a single application, whether as a Combination Product or through some other combination of use as may be permitted or required by Regulatory Authorities, or under separate applications. To the extent that Regulatory Approval of the Drug Product and the Commercial Platform are sought through separate applications, consistent with the guidance of Regulatory Authorities, LabCorp and ARCA agree to develop the Regulatory Plan to support each other’s separate submissions; provided, that the final content of the Plan shall remain within ARCA’s control and discretion, and further provided that those portions of the Regulatory Plan concerning the Diagnostic Tests and the design and development of the Commercial Platform (including the IVD Product and the IVD Kit), and any amendments or modifications thereto, will be subject to LabCorp’s commercially reasonable approval. The marketing of the Homebrew Assay, if made available, shall be solely the responsibility of LabCorp and shall not be inconsistent with the Regulatory Plan for the commercialization of the IVD Product and IVD Kit. The Regulatory Plan will be completed within one hundred twenty (120) days of the date hereof and will clearly indicate:

(a) Whether Regulatory Approval will be sought in the United States for the Drug Product and the Commercial Platform under a single application or under separate applications;

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(b) Alternative strategies for obtaining Regulatory Approval of the Drug Product and the Commercial Platform, as may be reasonable;

(c) The [    *    ] (where applicable), estimated timelines, duties and parties responsible for each stage of seeking Regulatory Approval for the Drug Product and the Commercial Platform, including the timing of each submission required to obtain Regulatory Approval;

(d) Proposed labeling for the Drug Product and the Commercial Platform;

(e) Procedures for providing documentation to each Parry of written or oral communications to or from Regulatory Authorities related to Regulatory Approval of the Drug Product and the Commercial Platform; and

(f) The projected date for commercial launch in the Territory of the Drug Product and the Commercial Platform.

4.4 Regulatory Approval; Assistance with Regulatory Submissions

(a) If Regulatory Approval of the Drug Product and the Commercial Platform is initially sought under one application, whether as a Combination Product or through some other combination of use as may be permitted or required by Regulatory Authorities, ARCA will have primary responsibility for the preparation and submission of the single application to Regulatory Authorities. In the event Regulatory Approval of the Drug Product and the Commercial Platform is sought through separate applications for each product, ARCA will have primary responsibility for the preparation and submission of all regulatory applications pertaining to the Drug Product, and LabCorp will have primary responsibility for the preparation and submission of all regulatory applications or notifications pertaining to the Commercial Platform. In any consultation or cooperation between the Parties called for in this Section 4.4, the Parties agree to provide such consultation and cooperation in a reasonable and timely manner.

(b) If Regulatory Approval of the Drug Product and the Commercial Platform is initially sought under one application, whether as a Combination Product or through some other combination as may be permitted or required by Regulatory Authorities, LabCorp will consult with ARCA and support the preparation and submission of such application and will have responsibility for providing the analytical validation of the Commercial Platform to ARCA (i.e., the precision or reproducibility, accuracy, limit of detection, traceability, and potential interferences) for use in such application. ARCA will be responsible for validating the clinical utility of the Commercial Platform when used with the Drug Product in support of such application.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 12

(c) Regardless of whether or not Regulatory Approval is sought under one application or through separate applications, the Parties agree to the following:

(i) LabCorp will use reasonable commercial efforts to: 1) develop the Commercial Platform and have it available for use with the Drug Product by the time the Drug Product is first legally marketed in the Territory, and 2) submit to Regulatory Authorities an application or notification to obtain Regulatory Approval of the Commercial Platform by the same date or as soon thereafter as reasonably practical. The Parties acknowledge that Regulatory Approval is not guaranteed and is subject to the discretion of Regulatory Authorities as permitted by law. Nothing in this Agreement is intended to preclude or restrict LabCorp from commercializing the Commercial Platform before Regulatory Approval is obtained for the Drug Product pursuant to applicable law, as interpreted and enforced by Regulatory Authorities.

(ii) Each Party shall consult with the Diagnostics Committee on a regular basis on its progress in seeking Regulatory Approval, and will obtain the reasonable approval of the Diagnostics Committee of its regulatory strategy.

(iii) Each Party shall periodically consult with Regulatory Authorities, including the FDA, as part of its efforts to seek Regulatory Approval of the Drug Product and the Commercial Platform (regardless of whether Regulatory Approval is pursued under a single or separate application) and coordinate such consultations with the other Party and allow representatives of the other Party to participate in any such consultations.

(iv) ARCA will notify LabCorp in writing from time to time of its progress with respect to its efforts in obtaining Regulatory Approval of the Drug Product and will provide LabCorp, on an ongoing basis, with copies of material correspondence relating thereto.

(v) Each Party shall notify the other Party of any oral or written communications to or from Regulatory Authorities, including the FDA, on matters relating to the Commercial Platform, and shall provide the other Party with copies of any such communications reasonably promptly and give the other Party the right to review and participate in any response to any such communications.

(d) The Parties will cooperate in supporting all regulatory submissions that involve the Drug Product and the Commercial Platform, including submissions made separately or under one application, seeking Regulatory Approval, and will coordinate any substantial contacts with Regulatory Authorities, including the FDA, that involve seeking Regulatory Approval of the Commercial Platform. In addition to the activities described in subparagraphs (a), (b), and (c) above, this shall include:

(i) Consultation with and participation by LabCorp on a reasonable basis on the content of any submissions to Regulatory Authorities related to obtaining marketing approval of the Drug Product as it pertains to the Commercial Platform,

Development, Commercialization and Licensing Agreement-Confidential-Page 13

including the incorporation of LabCorp’s ongoing work for ARCA involving confirmation of the [    *    ] results into the marketing application submitted to Regulatory Authorities.

(ii) The opportunity to attend or participate in all substantial contacts, including meetings and conference calls, between ARCA and any Regulatory Authority within the Territory, including any Advisory Committee of the FDA, relating to Regulatory Approval of the Commercial Platform. ARCA will give LabCorp commercially reasonable notice of all such contacts, including anticipated contacts.

(e) Unless otherwise agreed by the parties, (i) ARCA shall be the named holder of all submissions relating to the Regulatory Approval of the Drug Product and, to the extent permitted by applicable law, [    *    ] shall solely own all such submissions and Regulatory Approvals; including the Regulatory Approvals of both the Drug Product and the Commercial Platform, if they are approved pursuant to a single application, and (ii) LabCorp shall be the named holder of all submissions relating to the Regulatory Approvals of the Commercial Platform and, to the extent permitted by applicable law, LabCorp shall solely own all such submissions and Regulatory Approvals for the Commercial Platform, including any Regulatory Approvals for the IVD Product portion of a Combination Product if approved pursuant to separate applications.

4.5 IVD Kit. LabCorp will use commercially reasonable efforts to seek Regulatory Approval for the Commercial Platform as an IVD Kit following the initial Regulatory Approval of the IVD Product, in accord with the Commercial Plan. LabCorp intends to use the assistance of a Third Party to develop and seek Regulatory Approval for the IVD Kit, and, if necessary, ARCA will use commercially reasonable efforts to enter into a sublicense with such Third Party containing terms sufficient to permit the successful development and commercialization of the IVD Kit as contemplated by this Agreement.

4.6 Trademark for the Diagnostic Tests. ARCA will be primarily responsible for identifying a trademark to be used in connection with the marketing, sale, distribution and promotion of the Commercial Platform in the Territory (the “Trademark”). The Trademark shall be acceptable to LabCorp. As soon as practical, and prior to first commercial sale of the Drug Product, and to the extent it is legally able to do so, ARCA will file and prosecute a trademark application with the United States Patent and Trademark Office to try to obtain a federal trademark registration for the use of the Trademark in connection with the marketing, sale, distribution and promotion of the Commercial Platform, including, if applicable, the IVD Product. ARCA shall be responsible for, and pay all fees and costs relating to, the prosecution, maintenance and defense of the Trademark. Subject to its reasonable commercial judgment, ARCA will use reasonable commercial efforts to obtain Regulatory Approval to include the Trademark in the labeling for the Drug Product, and ARCA agrees to include the Trademark in the labeling for the Drug Product if permitted to do so. ARCA shall own all right, title and interest in and to the Trademark, subject to LabCorp’s license under Section 2.2; provided that ARCA shall have the right to reasonably approve all such uses of the Trademark by LabCorp. Each Party shall notify the other Party promptly upon learning of any actual, alleged, or threatened infringement of the Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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ARTICLE V

COMMERCIALIZATION PHASE

5.1 Scope. Except as otherwise agreed by the Parties, LabCorp shall be primarily responsible for using commercially reasonable efforts to establish, implement and fund all aspects of the commercialization of the Commercial Platform in the Territory pursuant to the terms and conditions of this Agreement and in compliance with all applicable laws and regulations as interpreted and enforced by Regulatory Authorities.

5.2 Commercial Plan. LabCorp shall develop, in consultation with the Diagnostics Committee, a commercial plan for the commercialization of the Commercial Platform in the Territory (the “Commercial Plan”), except that LabCorp shall have sole responsibility for marketing a Homebrew Assay, which shall not be inconsistent with the Commercialization Plans. The Commercial Plan will be subject to change based on the guidance of Regulatory Authorities and on the terms and conditions of Regulatory Approval and will be updated with more detailed and specific descriptions following receipt of Regulatory Approval. The Commercial Plan, and any amendments or modifications thereto, will be subject to ARCA’s commercially reasonable approval. The initially approved Commercial Plan will be completed within one hundred twenty (120) days of the date hereof and will include the following elements, among others:

(a) Specification of the Commercial Platform and description of the process and the timeline for development and commercial launch of the Commercial Platform.

(b) A description of the testing process and systems, including the incorporation of the Commercial Platform into LabCorp’s existing manufacturing, supply, production, laboratory and administrative capabilities, facilities and processes, and the minimum quality, production, distribution and performance standards that the Commercial Platform will satisfy from commercial launch of the Drug Product.

(c) A description of LabCorp’s plans for sublicensing rights in the Diagnostic Tests to additional partners pursuant to the terms of this Agreement.

(d) A definition of the Standards for Commercial Demand with respect to the [    *    ] form of the [    *    ].

(e) The terms and conditions for [    *    ].

The Commercial Plan will also include a description of LabCorp’s plans for incorporation of the Commercial Platform into other diagnostic products, such as broader diagnostic panels for the Drug Product and for heart failure; provided, however, that while ARCA shall consult on such plans, the content of such plans shall remain within the sole discretion of LabCorp.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 15

5.3 Marketing and Sales Plan. LabCorp, in consultation with the Diagnostics Committee, will develop a marketing and sales plan for the promotion, advertising, education, marketing, launch, sale and/or distribution of the IVD Product and IVD Kit in the Territory pursuant to the conditions of Regulatory Approval and all activities incident thereto (the “Marketing and Sales Plan”). The Marketing and Sales Plan, and any amendments or modifications thereto, will be subject to [    *    ]. A proposed Marketing and Sales Plan will be distributed [    *    ] within approximately 90 days of [    *    ] and an approved Marketing and Sales Plan shall be completed within 180 days of [    *    ]. The Marketing and Sales Plan will specify the marketing and sales programs that LabCorp will initiate in connection with the commercial launch of the IVD Product and IVD Kit and will provide for appropriate integration of the IVD Product and IVD Kit into LabCorp’s existing sales and marketing infrastructure. The Marketing and Sales Plan will include the following elements, among others: [    *    ]

The Marketing and Sales Plan will also include information regarding the possible development of broader diagnostic panels for the Drug Product or its indications, that include the Commercial Platform; provided, however, that such information shall be determined in the sole discretion of LabCorp.

The Marketing and Sales Plan shall be updated, as appropriate and in consultation with the Diagnostics Committee, no later than 90 days prior to the anticipated date of commercial launch of the Drug Product.

5.4 Reimbursement Plan. [    *    ] will develop a payor reimbursement plan for the Commercial Platform in the Territory (the “Reimbursement Plan”). The Reimbursement Plan, and any amendments or modifications thereto, will be subject to [    *    ]. A proposed Reimbursement Plan will be circulated to [    *    ] within approximately 90 days of the date hereof, and an approved Reimbursement Plan will be completed within 180 days of the date hereof, and will be updated, as appropriate and in consultation with [    *    ], no later than 90 days prior to the anticipated date of commercial launch of the Drug Product. The Reimbursement Plan will specify the processes and timelines for [    *    ] as well as [    *    ], for the Commercial Platform. [    *    ].

5.5 Commercialization Efforts. LabCorp shall use its commercially reasonable efforts to make, market, advertise, promote, distribute and sell the Commercial Platform [    *    ] in accordance with the Commercialization Plans, the provisions of this Agreement, and all applicable laws and regulations as interpreted and enforced by Regulatory Authorities. The Commercialization Plans shall be deemed incorporated into this Agreement. LabCorp will use commercially reasonable efforts to conduct the commercialization activities relating to the Commercial Platform in accordance with the timetables and other provisions of the Commercialization Plans and will integrate such activities into LabCorp’s existing sales, marketing and distribution infrastructure to support the sale and distribution of the IVD Product and IVD Kit throughout the Territory.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 16

LabCorp shall have the right to grant one or more exclusive or non-exclusive marketing, sales, sales agency and/or distribution rights, with respect to any rights conferred upon LabCorp under this Agreement after receiving the prior written consent of ARCA, which consent will not be unreasonably withheld. Any permitted grant by LabCorp of marketing, sales, sales agency and/or distribution rights shall be pursuant to a written agreement, the terms and conditions of which shall be consistent with those of this Agreement, and a true and complete copy of which shall be immediately supplied to ARCA upon execution and delivery.

ARCA shall use commercially reasonable efforts to make, market, advertise, promote, distribute and sell the Drug Product and to maximize sales of the Drug Product for use throughout the Territory.

5.6 Advertising and Education. All advertising and educational materials relating to the Commercial Platform and related materials shall be prepared by LabCorp (or its subcontractors), and such materials related to the IVD Product or IVD Kit shall be subject to reasonable approval by ARCA and any such materials for different versions of the IVD Product or IVD Kit shall be consistent. Any such materials for the Homebrew Assay shall not be inconsistent with materials relating to the Drug Product, the IVD Product, or the IVD Kit, or to applicable laws as interpreted and enforced by Regulatory Authorities. Where appropriate or necessary, all packaging, labeling and advertising and educational materials for the Commercial Platform shall contain the legend, “Manufactured under license from ARCA Discovery Inc., Denver, Colorado, U.S.A.”

5.7 Training Program. LabCorp shall develop training programs relating to the Commercial Platform for its sales forces and for any Third Parties engaged in selling or promotion. The Parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy. Training shall be carried out reasonably in advance of the time at which Regulatory Approval is expected. As additional members are added to LabCorp’s sales forces, training will be given to groups of the newly selected members. The costs of training such personnel and the preparation of related materials shall be borne solely by LabCorp.

5.8 Consultation with the Diagnostics Committee. LabCorp shall consult with the Diagnostics Committee from time to time, but no less frequently than quarterly, on matters relating to the commercialization of the Commercial Platform in the Territory, including, as appropriate, the progress of LabCorp’s commercialization activities in the Territory, coordination of reimbursement procedures and training, regulatory matters, technical support, product positioning, marketing and advertising and other activities relating to the commercialization of the Commercial Platform in the Field prior to and following commercial launch. The Diagnostics Committee will be the principal provider of input from ARCA to LabCorp on the Commercialization Plans and will be afforded the opportunity to consult with LabCorp representatives in the preparation of all material marketing, sales, distribution, advertising, educational and promotional plans for the Commercial Platform, review all details, and provide LabCorp with comments on such plans.

Development, Commercialization and Licensing Agreement-Confidential-Page 17

ARTICLE VI

MANUFACTURE AND SUPPLY

6.1 Manufacture and Supply. LabCorp shall have sole responsibility, at its cost, for the manufacture, including manufacture by a Third Party, of the IVD Product and IVD Kit and the supply of the IVD Product and IVD Kit and promotional materials, and until such time as the IVD Product obtains Regulatory Approval in the Territory, for performing Homebrew Assays, necessary to commercialize the Commercial Platform in accordance with the specifications and standards set forth in the Commercial Plan. LabCorp shall comply with all applicable current GMP regulations, as interpreted and enforced by Regulatory Authorities, including using commercially reasonable efforts to ensure the compliance of any Third Party vendor in the manufacture and supply of the IVD Kits. At all times during the term of this Agreement after the Commercial Platform is made commercially available, LabCorp shall use reasonable commercial efforts to ‘ensure an adequate commercial supply of the Commercial Platform (whether in the form of Homebrew Assays, IVD Product or IVD Kits) in the Territory subject to the conditions of Regulatory Approval and to ensure an adequate manufacturing capacity to meet the forecast demand on a timely basis, including through the establishment of alternative supply sources if necessary.

6.2 Failure to Supply. In the event that, following Regulatory Approval of the Drug Product, [    *    ] in a manner that meets the Standards for Commercial Demand, [    *    ]. If the Parties fail to agree on such [    *    ], and if [    *    ] continues to be unable to meet the Standards for Commercial Demand, [    *    ] shall have the right to [    *    ] is not able to perform or supply in accordance with the Standards for Commercial Demand, or such greater amount (and for such duration of time) as is reasonably necessary to make it economically practical for [    *    ] to undertake performance or supply of the [    *    ]. All [    *    ] performed or manufactured by or on behalf of [    *    ] and other obligations assumed by [    *    ] pursuant to this Section 6.2 shall be performed or manufactured in accordance with the specifications agreed to in the Commercialization Plans. All direct and indirect costs incurred by [    *    ] or other liability arising in connection with any such performance or manufacture of the [    *    ] by or on behalf of [    *    ] or other obligations assumed under this Section 6.2 shall be borne solely by [    *    ]. [    *    ] The provisions of this Section 6.2 are in addition to any other remedies provided to [    *    ] under Section 10.

ARTICLE VII

PAYMENTS

7.1 Royalties and Fees Payable by LabCorp. Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by ARCA hereunder, LabCorp shall assume the royalty and all other fee obligations of ARCA under the CardioDx Agreement arising out of the sale or other disposition by LabCorp of the Diagnostic Tests. LabCorp shall pay directly to CardioDx all such royalties and other fees, calculated as set forth in Section 3.3 of the CardioDx Agreement, in accordance with the payment, reporting, auditing and

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 18

other terms applicable to such royalties and other fees contained in Sections 3.3 through 3.6 of the CardioDx Agreement. LabCorp shall send ARCA copies of all notices, reports and other correspondence relating to its payment of such royalties and other fees to CardioDx at the time such notices, reports and other correspondence are sent to CardioDx.

7.2 Milestone Equity Issuances. Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by ARCA hereunder, ARCA shall issue a total of 100,000 shares of its common stock to LabCorp, which shares shall be issued subject to a Stock Restriction Agreement, mutually acceptable to the Parties, that will provide for the following vesting schedule:

(a) 50,000 shares of the common stock in this grant shall vest upon [    *    ].

(b) 50,000 shares of the common stock in this grant shall vest upon [    *    ].

7.3 Records and Audit Rights.

(a) LabCorp shall keep full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify [    *    ] for a period of three years following the year to which such records relate. During the term of this Agreement and for a period of three years following its termination, ARCA, CardioDx and UC shall have the right to audit, or have an agent, accountant or other representative audit (in each case in a manner that does not unreasonably interfere with LabCorp’s operations) such books, records and supporting data upon fifteen (15) days prior written notice. Any audit shall be at ARCA’s, CardioDx’s or UC’s expense (as applicable), except that LabCorp shall reimburse ARCA, CardioDx or UC for the cost of the audit in the event that ARCA, CardioDx or UC discovers an underpayment of ten percent (10%) or more of the amount due. Any underpayment of amounts due from LabCorp hereunder shall be paid within thirty (30) days of the delivery of a written accountant’s report to the Parties.

(b) Beginning with first commercial sale of the Drug Product, ARCA shall provide a written report to LabCorp on a quarterly basis (within sixty days after the end of each calendar quarter) indicating its cumulative net sales of the Drug Product, [    *    ]. ARCA shall keep full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the net sales of the Drug Product for purposes of [    *    ] for a period of three years following [    *    ]. During the term of this Agreement until [    *    ] LabCorp shall have the right to audit, or have an agent, accountant or other representative audit (in each case in a manner that does not unreasonably interfere with ARCA’s operations) such books, records and supporting data upon fifteen (15) days prior written notice. Any audit shall be at LabCorp’s expense (as applicable), except that ARCA shall reimburse LabCorp for the cost of the audit in the event that LabCorp discovers ARCA has under-reported net sales by ten percent (10%) or more.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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ARTICLE VIII

INVENTIONS; CONFIDENTIALITY; PUBLICITY

8.1 Inventions. All information, discoveries, knowledge, experience, processes, procedures, inventions, devices, skills, Know-How, samples, trade secrets, designs, formulations, specifications, methods, techniques, technical information, compilations, concepts, developments, inventions and improvements, whether patentable or not, and any associated patent, copyright, trade secret, or other intellectual property rights (“New Inventions”) arising from [    *    ] shall be owned by [    *    ]. All New Inventions arising from [    *    ] shall be owned by [    *    ]. All New Inventions arising from [    *    ] shall be owned by [    *    ]. For purposes of the foregoing, inventorship shall be determined in accordance with U.S. law. [    *    ] agrees that it will execute and deliver all assignments and other documents as may be necessary or appropriate to assign its rights to [    *    ] Party as contemplated by this Agreement. Subject to the terms and conditions of this Agreement (including the licenses granted hereunder), LabCorp and ARCA shall each retain their respective unrestricted rights to make, have made, use, sell, have sold, and import, respectively, [    *    ].

8.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other materials furnished to it by the other Party pursuant to this Agreement or any Information relating to Joint Inventions developed during the course of performing this Agreement and assigned to the other Party pursuant to Section 8.1 (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party and such receiving Party has documentary evidence to that effect;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 20

8.3 Authorized Disclosure and Use. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting Patent applications, prosecuting or defending litigation, or complying with applicable governmental regulations, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information, it will, except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and will where applicable use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed.

8.4 Survival. This Article VIII shall survive the termination or expiration of this Agreement for a period of ten years.

8.5 Termination of Prior Agreement. This Agreement supersedes the Clinical Trials Confidential Disclosure Agreement between the Parties, dated February 27, 2006. All Information exchanged between the Parties under that agreement shall be deemed Confidential Information and shall be subject to the terms of this Article VIII.

8.6 Publicity. The Parties shall consult and coordinate with each other respecting the text and timing of any publicity, press, or news releases or other public announcements or disclosures prior to issuance thereof regarding the existence or terms of this Agreement and the transactions contemplated hereby; provided, however, that neither Party shall issue any such press releases, announcements or disclosures without the other Party’s consent, which may not be unreasonably withheld. Except as otherwise explicitly provided in this Agreement, neither Party shall use the name, trademark, trade name or logo of the other for marketing, advertising, or promotional claims without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines, based on advice of counsel, are reasonably necessary to comply with applicable laws and regulations; provided, however, that a Party shall not issue any such press releases or make such statements or disclosures without the other Party’s prior review and comment: In addition, following any initial press release(s) announcing this Agreement or other public disclosure approved by both Parties, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

8.7 Specific Performance. Each Party acknowledges and agrees that disclosure or distribution of the Confidential Information or use of the Confidential Information of the other Party contrary to the terms of this Agreement may cause irreparable harm to the disclosing Party for which damages at law may not provide an adequate remedy and agrees that the provisions of this Article may be specifically enforced without regard to the provisions of Article XII and are in addition to any and all other remedies available at law or in equity.

8.8 Issuance and Maintenance of ARCA Patent. ARCA agrees that it shall use commercially reasonable efforts to prosecute all patent applications within the ARCA Patent and use commercially reasonable efforts to obtain valid, issued patents based on such applications. During the term of this Agreement, ARCA shall submit all filings, make all payments, and take all other actions reasonably necessary to maintain the ARCA Patent, once issued, as valid, in force and in good standing with the U.S. Patent and Trademark Office (at its own expense).

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8.9 Enforcement of Rights to ARCA Technology and Trademark. During the term of this Agreement, ARCA agrees that it shall, at its own expense, use commercially reasonable efforts to .enforce its rights with respect to any material infringement or misappropriation in the Territory by a Third Party of any of the ARCA Technology or the Trademark. Without limiting the foregoing, in the event a Third Party is infringing on the ARCA Technology or Trademark by making, performing, using, selling or importing Diagnostic Tests and ARCA is unsuccessful in persuading such infringer to desist and fails to have initiated and diligently pursue an infringement suit within a reasonable time (not to exceed [    *    ] months) after ARCA first becomes aware of the basis for such suit, ARCA shall grant LabCorp and its Affiliates the right to file suit on its behalf to enforce its rights with respect to the Field only, and ARCA agrees to cooperate and provide reasonable assistance to LabCorp and its Affiliates in connection with such suit. LabCorp and its Affiliates shall have the right to any recovery or damages obtained as a result of a suit brought by LabCorp and its Affiliates (whether by settlement, judgment or otherwise).

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Parry as follows:

(a) Such Party: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized; (ii) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (iii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(c) All material consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the execution and delivery and performance of this Agreement have been and shall be obtained.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 22

9.2 LabCorp Representations, Warranties and Covenants. LabCorp (and each of its Affiliates acting under this Agreement, to the extent applicable) hereby represents, warrants and covenants to ARCA as follows:

(a) LabCorp’s obligations and responsibilities under this Agreement will be performed in a competent manner in conformance with the standard of care usually and reasonably expected in the performance of such activities, and in compliance with applicable federal, state and local laws, rules and regulations, as interpreted and enforced by Regulatory Authorities. [    *    ] Notwithstanding anything in this Agreement, LabCorp shall not have any obligation or responsibility to perform any activity that is contrary to applicable federal, state and local laws, rules and regulations, as interpreted and enforced by Regulatory Authorities, including the guidance of Regulatory Authorities with respect to the legal marketing of the Commercial Platform.

(b) Neither LabCorp nor any of its employees or agents rendering services pursuant to this Agreement is under investigation by any Regulatory Authority, including the FDA, for activities that could form the basis of a debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, or any other similar law of any Regulatory Authority in the Territory. LabCorp shall notify ARCA and the Diagnostics Committee immediately upon any inquiry concerning or the commencement of any such proceeding involving LabCorp or any person or entity related to or involved in LabCorp’s performance of its obligations under this Agreement.

(c) If any Regulatory Authority conducts or gives notice to LabCorp of its intent with respect to any activities under this Agreement to conduct an inspection at any LabCorp facility where the Homebrew Assays or IVD Products are performed or the IVD Kits are manufactured or used or take any other regulatory action related to any activities under this Agreement, or if LabCorp becomes aware of any such governmental inspection or other regulatory activity, LabCorp shall promptly give ARCA and the Diagnostics Committee notice thereof, including all information pertaining to any such inspections or actions, unless and only to the extent restricted by the governmental or Regulatory Authority or applicable law.

(d) LabCorp’s personnel and consultants have, and shall have, all training, licenses, approvals, certifications, immunizations, equipment and information necessary for safely and properly performing the obligations under this Agreement, and it will ensure that all such training, licenses, approvals, certifications, immunizations, equipment and information are properly maintained throughout the conduct of LabCorp’s activities under this Agreement.

(e) LabCorp is and will remain (and shall use reasonable efforts to ensure any Third Party retained by LabCorp as permitted by this Agreement is and will remain) in substantial compliance with regulatory and legal requirements, as interpreted and enforced by Regulatory Authorities, which may be necessary for Regulatory Approval of the Commercial Platform.

(f) Neither LabCorp nor any of its personnel or any Third Party engaged to perform any activities in the development of the Commercial Platform have been involved in an investigation or in research that was terminated, as the term “termination” is used in 21 C.F.R. § 812.3(8), nor have they been subjected to any restrictions or sanctions related to allegations of research or professional misconduct.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 23

(g) In the event LabCorp elects to obtain a license directly from CardioDx to the ARCA Technology as provided in Section 2.1, during the term of this Agreement, LabCorp covenants that it shall (i) satisfy all of its obligations under the terms of any agreement with CardioDx pursuant to which it obtains such license (the “LabCorp CardioDx Agreement”), to the extent such obligations relate to or affect LabCorp’s rights in the Field; (ii) not terminate, amend or assign, nor by act or omission permit the termination, amendment or assignment of, the LabCorp CardioDx Agreement (to the extent it relates to or affects LabCorp’s rights in the Field) in a manner that would adversely affect LabCorp’s ability to perform its obligations hereunder without the prior written consent of ARCA; and (iii) provide ARCA with prompt notice of any claim of a material breach under the LabCorp CardioDx Agreement made by either CardioDx or LabCorp, to the extent it relates to or could affect LabCorp’s rights in the Field.

(h) Each of the entities listed on Exhibit A hereto is a wholly-owned subsidiary of LabCorp.

9.3 ARCA Representations, Warranties and Covenants. ARCA hereby represents, warrants and covenants to LabCorp as follows:

(a) ARCA (i) has the necessary rights to license the ARCA Technology and Trademark and sublicense the rights under the CardioDx Agreement to LabCorp pursuant to the terms of this Agreement; and (ii) has not granted to any Third Party any rights that conflict with or materially and adversely affect the rights granted by ARCA hereunder.

(b) To ARCA’s knowledge, the exercise of the licenses granted to LabCorp under the ARCA Technology and Trademark and the CardioDx Agreement, including without limitation the development, manufacture, use, sale and import of the Diagnostic Tests, do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party.

(c) ARCA’s obligations and responsibilities under this Agreement will be performed in a competent manner in conformance with the standard of care usually and reasonably expected in the performance of such activities, and in compliance with all applicable, federal, state and local laws, rules and regulations, as interpreted and enforced by Regulatory Authorities. Notwithstanding anything in this Agreement, ARCA shall not have any obligation or responsibility to perform any activity that is contrary to applicable federal, state and local laws, rules and regulations, as interpreted and enforced by Regulatory Authorities, including the guidance of Regulatory Authorities with respect to the legal marketing of the Commercial Platform.

(d) ARCA provided a ROFN Notice (as defined in Section 3.1(b) of the CardioDx Agreement) to CardioDx, CardioDx provided a Notice of Interest (as defined Section 3.1(c) of the CardioDx Agreement), and ARCA and CardioDx did not enter into a letter of intent or definitive agreement within the Negotiation Period (as defined Section 3.1(c) of the CardioDx Agreement), which expired prior to the Effective Date of this Agreement. Accordingly, the Right of First Negotiation (as defined in Section 3.1(a) of the CardioDx Agreement) has terminated and CardioDx has no further rights under Section 3.1 of the CardioDx Agreement.

Development, Commercialization and Licensing Agreement-Confidential-Page 24

(e) ARCA has delivered to LabCorp a true and complete copy of the CardioDx Agreement and the UC Licenses, including any and all amendments, side letters, or other modifications thereto, as in effect as of the Effective Date. The CardioDx Agreement and, to ARCA’s knowledge, the UC Licenses, are presently valid and in full force and effect. ARCA has duly and punctually performed all of its obligations under the CardioDx Agreement. During the term of this Agreement, ARCA further covenants that it shall (i) satisfy all of its obligations under the terms of the CardioDx Agreement (except for the obligation of payment of royalties thereunder assumed by LabCorp pursuant to Section 7.1 hereof); (ii) not terminate, amend or assign, nor by act or omission permit the termination, amendment or assignment of, the CardioDx Agreement in a manner that would adversely affect LabCorp’s rights hereunder without the prior written consent of LabCorp; and (iii) provide LabCorp with prompt notice of any claim of a material breach under the CardioDx Agreement made by either CardioDx or ARCA.

ARTICLE X

TERM AND TERMINATION

10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the ten (10) year anniversary of the Effective Date.

10.2 Termination by LabCorp. This Agreement may be terminated by LabCorp in whole or in part as provided below:

(a) At any time during the term of this Agreement if ARCA materially breaches this Agreement, which breach is not cured within sixty (60) days of written notice thereof from LabCorp.

(b) At any time during the term of this Agreement upon written notice if ARCA becomes and remains subject to a Bankruptcy Event.

(c) At any time during the term of this Agreement upon written notice given by LabCorp at least ninety (90) days prior to the effective date of such termination in the event that a claim is made by a Third Party that the performance or sale of the Diagnostic Tests infringes or otherwise violates such Third Party’s intellectual property rights, unless ARCA obtains a license from such Third Party (at ARCA’s own cost and expense) during such ninety (90) day period that would permit LabCorp’s performance and sale of the Diagnostic Tests, or agrees to indemnify LabCorp, to LabCorp’s reasonable satisfaction, for any liability arising from such claim.

(d) At any time during the term of this Agreement upon written notice given by LabCorp at least sixty (60) days prior to the effective date of such termination in the event a Regulatory Authority advises either Party in writing, or issues any written decision, pronouncement, or other communication, including but not limited to letters, emails, website information, final guidance documents, or final rulemaking, either to the Parties, to the public or to Third Parties, which provides a reasonable basis for concluding that LabCorp’s use of the Commercial Platform as contemplated by this Agreement, in whole or in part, may be in violation of applicable law,

Development, Commercialization and Licensing Agreement-Confidential-Page 25

(e) At any time during the term of this Agreement for any reason upon written notice given by LabCorp at least [    *    ] months prior to the effective date of such termination.

(f) At any time upon thirty (30) days prior written notice in the event the Parties are unable to agree upon the initial Commercial Plan or initial Regulatory Plan.

(g) At any time immediately upon written notice in the event of a Change of Control with respect to ARCA which results in one or more national or regional commercial reference clinical laboratories (other than LabCorp) directly or indirectly holding a majority of the outstanding voting securities of ARCA or the power to direct or cause the direction of the management and policies of ARCA.

(h) In the event that Regulatory Approval for the Commercial Platform or the Drug Product is not received within [    *    ] months of the date hereof.

(i) At any time upon thirty (30) days prior written notice in the event ARCA is unable to obtain the approval of CardioDx for all of the Third Parties listed on Exhibit B to be deemed Permitted Sublicensees within the timeframes provided in Section 2.6; provided, however, that any notice of termination by LabCorp under this Section 10.2(i) must be given by LabCorp within ninety (90) days after the date CardioDx notifies LabCorp in writing that ARCA could not obtain such approval from CardioDx, or such right of termination shall be deemed waived.

(j) At any time upon thirty (30) days prior written notice in the event ARCA is unable to obtain the approval of CardioDx for LabCorp’s Affiliates (including without limitation wholly-owned Affiliates that LabCorp may acquire in the future) to be included within the sublicense granted under Section 2.1, within the timeframes provided in Section 2.8; provided, however, that any notice of termination by LabCorp under this Section 10.2(j) must be given by LabCorp within ninety (90) days after the date CardioDx notifies LabCorp in writing that ARCA could not obtain such approval from CardioDx, or such right of termination shall be deemed waived.

10.3 Termination by ARCA. This Agreement may be terminated by ARCA in whole or in part as provided below:

(a) At any time during the term of this Agreement if LabCorp materially breaches this Agreement, which breach is not cured within sixty (60) days of written notice thereof from ARCA.

(b) At any time during the term of this Agreement upon written notice if LabCorp becomes and remains subject to a Bankruptcy Event.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 26

(c) In the event that Regulatory Approval for either the Drug Product or the Commercial Platform is not received within [    *    ] months of the Effective Date.

(d) [    *    ]

(e) At any time during the term of this Agreement upon written notice given [    *    ] at least ninety (90) days prior to the effective date of such termination in the event that a claim is made by a Third Party that the [    *    ], unless [    *    ] pursuant to the terms of Section 11.3 for any liability arising from such claim.

(f) At any time during the term of this Agreement upon written notice given by [    *    ] at least [    *    ] if [    *    ] in connection with [    *    ].

(g) At any time upon thirty (30) days prior written notice in the event the Parties are unable to agree upon the initial Commercial Plan or initial Regulatory Plan.

(h) At any time immediately upon written notice in the event of a Change of Control with respect to LabCorp which results in a competitor of ARCA directly or indirectly holding a majority of the outstanding voting securities of LabCorp or the power to direct or cause the direction of the management and policies of Labcorp.

10.4 Automatic or Mutual Termination.

(a) The Agreement shall automatically terminate in the event the CardioDx Agreement terminates or expires for any reason and if ARCA is unsuccessful in licensing the necessary rights from UC, unless (i) LabCorp has made arrangements to secure the rights under the CardioDx Agreement directly from CardioDx as contemplated by Section 2.1 or otherwise outside of this Agreement, or (ii) LabCorp determines that the rights under the CardioDx Agreement are not necessary in order for LabCorp to perform its obligations under this Agreement.

(b) Either Party may terminate this Agreement upon sixty (60) days’ notice by either Party if the Parties are unable to agree upon amendments to this Agreement following ARCA’s conversion of the licenses granted under this Agreement to non-exclusive licenses pursuant to Section 10.5.

10.5 Loss of Exclusivity. In the event LabCorp materially breaches this Agreement, including a failure to satisfy any milestones, [    *    ] requirements, or other performance standards expressly stated to be a condition of exclusivity in any Commercialization Plan, and any such failure is not cured within sixty (60) days after written notice thereof from ARCA, ARCA may, in its sole discretion and upon written notice to LabCorp, elect to terminate its obligations under Section 2.5 and to convert the sublicense granted under Section 2.1 to a nonexclusive sublicense and the license granted under Section 2.2 to a nonexclusive license. Such termination of the obligations under Section 2.5 and conversion to a nonexclusive

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 27

sublicense and nonexclusive license, as applicable, shall be effective immediately following expiration of such sixty (60)-day period or at some later time, as determined by ARCA in its sole discretion, as may be necessary in order to obtain a Third Party supplier of the Diagnostic Tests and Commercial Platform. Upon such termination, the Parties shall negotiate appropriate modifications to the provisions of this Agreement or any plans which may be impacted by the conversion of the licenses from exclusive to non-exclusive (including without limitation modifications to any such milestone, requirement or standard LabCorp failed to satisfy, as well as other milestones, requirements or standards that may be impacted by the non-exclusive nature of the license and adjustments to the royalties or other payments under Article VII based on the non-exclusive nature of the licenses). The exercise by ARCA of its rights under this Section 10.5 shall not be deemed a waiver of any of ARCA’s other rights under this Agreement, including pursuant to Sections 6.2 and 10.3, upon the occurrence of any of the events specified in this Section.

10.6 Effect of Termination.

(a) Upon termination of this Agreement for any reason, each Party shall cooperate with the other Party for an orderly wind-down of the services provided by LabCorp hereunder and all rights granted by ARCA to LabCorp under this Agreement shall revert back to ARCA. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating party.

(b) Upon any termination or expiration of this Agreement, each Party shall return to the other Party all Information of the other Party in such Party’s Control, except that one copy may be retained solely for archival purposes.

(c) Upon termination of this Agreement by LabCorp under Section 10.2 (e), or by ARCA [    *    ] at any time prior to sixty (60) days after the effective date of termination, [    *    ], subject to the terms and conditions related thereto. Upon termination of this Agreement by [    *    ], subject to the terms and conditions related thereto; provided, however, that [    *    ].

10.7 Surviving Rights. Except as expressly modified above in this Article X, the obligations and rights of the Parties under Articles I, VII (as it relates to sales that occurred during the term of this Agreement), VIII, XI, XII and XIII, and Sections 4.6, 10.6, and 10.7 of this Agreement will survive termination or expiration of this Agreement.

10.8 Accrued Rights, Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment, or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit to either Party prior to such termination, relinquishment, or expiration, including damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 28

ARTICLE XI

INDEMNIFICATION; INSURANCE

11.1 LabCorp Indemnification. LabCorp hereby agrees to save, defend, and hold ARCA and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (“Losses”) resulting from: [    *    ].

11.2 ARCA Indemnification. ARCA hereby agrees to save, defend, and hold LabCorp and its agents and employees harmless from and against any and all Losses resulting from: (i) breach by ARCA or its Affiliates in the performance of its obligations under this Agreement (except in the case where exclusive remedies are specified for such breach); (ii) negligence or willful misconduct on the part of ARCA or its Affiliates; (iii) the manufacture, use, handling, storage, sale, distribution, or other disposition of the Drug Product by ARCA, its Affiliates, agents, or sublicensees; and (iv) claims that the development, manufacture, performance, use, sale or importation of the Diagnostic Tests interferes with or infringes any intellectual property rights owned or possessed by any Third Party, but only to the extent LabCorp is not indemnified against such claims under the LabCorp CardioDx Agreement (if applicable), and only to the extent such claims are based on intellectual property rights licensed hereunder.

11.3 Indemnification Procedures. A Party (the “Indemnitee”) which intends to claim indemnification under this Section shall notify the other Party (the “Indemnitor”) within a reasonable time in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby. The Indemnitor shall have the right, by notice to the Indemnitee, to assume the defense of any such action or claim after the Indemnitor’s receipt of notice of any action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor. If the Indemnitor does not so assume the defense of such third party claim, the Indemnitee may assume such defense with reasonable counsel of its choice and at the sole cost of the Indemnitor. If the Indemnitor so assumes such defense, the Indemnitee may participate therein through counsel of its choice, but at the sole cost of the Indemnitee. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense upon request, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnitor. No such claim shall be settled other than by the Party defending the same, and then only with the consent of the other Party which shall not be unreasonably withheld; provided that the Indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the Indemnitee any liability or obligation which cannot be assumed and performed in full by the Indemnitor, and the Indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the Indemnitor or its insurer.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Page 29

11.4 Limitation of Liability. In no event will either party be liable to the other party for any indirect, special, incidental, consequential, or punitive damages incurred by the other party and arising out of or in connection with this Agreement.

11.5 Insurance. Each Party will during the term of this Agreement carry insurance policies in such amounts and providing such coverage as is reasonable and customary for commercial entities providing services like those being rendered by such party under this Agreement.

ARTICLE XII

DISPUTE RESOLUTION

12.1 Disputes.

(a) The Parties recognize that disputes may arise from time to time respecting this Agreement and the rights and obligations of the Parties under this Agreement, and desire to establish the procedures in this Article to facilitate their resolution in an expedient and commercially reasonable manner by mutual cooperation and without resort to litigation.

(b) Except as otherwise provided in this Agreement or agreed by the Parties, disputes within the Diagnostics Committee will be resolved as recited in this Article. If the Diagnostics Committee is unable to resolve such a dispute within thirty (30) days, either Party, by written notice to the other, may have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations:

For LabCorp:             Executive Vice President of LabCorp

For ARCA:                 Chief Executive Officer of ARCA

In the event the designated executive officers are not able to resolve any unresolved dispute within the Diagnostics Committee within thirty (30) days after written notice by either Party referring the matter to them as provided herein, either Party may by written notice to the other commence the process set forth in Section 12.2 below.

(c) Except as otherwise provided in this Agreement or agreed by the Parties, any other unresolved dispute regarding the interpretation of or the Parties’ respective rights and obligations under this Agreement shall first be referred to the Diagnostics Committee, then to the two executives, as aforesaid, then to the Arbitration process set forth in Section 12.2 below.

12.2 Arbitration by Expert Panel. Except to the extent otherwise provided in this Agreement or by agreement of the Parties, any dispute, controversy, or claim arising out of or relating to the validity, construction, enforceability, or performance of this Agreement, including any dispute relating to alleged breach or to termination of this Agreement, that remains unresolved after going through the process set forth in Section 12.1 above shall be subject to the following alternative dispute resolution process (“Arbitration”):

(a) The Party invoking the Arbitration shall give written notice (“Arbitration Notice”) thereof to the other Party, setting forth in reasonable detail the issues to be resolved. As soon as possible but in any event within fifteen (15) days following such delivery of such notice, each Party will appoint one neutral expert in the subject matter of the issues in dispute to serve as an arbitrator, and these two arbitrators will as soon as possible but in any event within ten (10) days following delivery of such notice appoint a third similarly qualified neutral expert to serve as the third arbitrator (such three arbitrators, the “Panel”).

Development, Commercialization and Licensing Agreement-Confidential-Page 30

(b) The members of the Panel shall be “neutral” in that they are not nor have they been within the previous five years employees or paid consultants of either Party, nor have any other extended familial, close social or other material relation to either Party, and “expert” in that they are highly qualified in the field of the issues under dispute.

(c) The Panel shall hold a hearing (the “Hearing”) on the merits of the dispute as soon as possible but in no event more than sixty (60) days following delivery of the Arbitration Notice. Each Party may if it has time submit one written brief, along with reasonable supporting materials, setting forth the issues of the dispute and a specific suggested resolution requested by such Party, which will be submitted simultaneously to the Panel and the other Party. The Hearing shall take place over a period of no more than two full consecutive business (or if agreeable to the Panel, calendar) days following a reasonable procedure adopted by the Panel for presentations, questions and answers, and discussions. Within ten (10) days following the Hearing, the Panel will present its decision (“Decision”) in writing, acting with the concurrence of at least two Arbitrators, which will choose the resolution requested by one of the Parties (or if the Panel desires, offers a resolution other than either resolution requested by the Parties), together with a statement in reasonable detail of the reasons therefor.

12.3 Disputes About the Arbitration. All disputes relating to the proper execution of the Arbitration (including, without limitation, failure of a Party to comply with the timing or other requirements of the arbitration or the fairness or appropriateness of an arbitrator) shall be finally settled in a binding manner on both Parties by a retired federal court judge or, if not available, some other experienced professional adjudicator or arbitrator appointed by the President or other senior executive of the American Arbitration Association (such retired judge, adjudicator, or arbitrator, a “Referee”) in an expedited hearing not to exceed one full business day (“Referee Hearing”) within fifteen (15) days of invocation in writing by either Party.

12.4 Fees and Costs of the Arbitration. Each Party shall bear its own costs of the Arbitration (including any Referee Hearing), but will share equally for payment of the fees and costs of the Panel and of any Referee.

12.5 Waivers or Alterations to the Dispute Resolution Procedure. The Parties may mutually agree in writing to waive or alter aspects of these Arbitration provisions in any Arbitration. The time limits provided in this Article XII may be waived or altered in case of serious hardship or inconvenience on the part of any Arbitrator or Referee, provided that any such waiver or alteration be minimized to the extent possible in accordance with the intent of the Parties at the time of the execution and delivery of this Agreement that the Arbitration procedure yield expedited resolutions.

Development, Commercialization and Licensing Agreement-Confidential-Page 31

12.6 Arbitration Confidentiality. All aspects of the Arbitration and any Referee Hearing, including the Decision, shall be confidential, and all participants including the Panel and the Referee shall be bound by judicially enforceable obligations of strict confidentiality except to the extent the Parties agree in writing to waive in whole or part such confidentiality.

12.7 Survival. Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

12.8 Jurisdiction. For the purposes of this Article XII, the Parties agree to accept the jurisdiction of the Federal District Court Delaware, for the purposes of enforcing Decisions agreed to by the Parties and for enforcing the agreements reflected in this Article.

12.9 Exceptions. Notwithstanding the provisions of this Article XII, proceedings may be brought in any court of competent jurisdiction for the limited purpose of: (i) obtaining preliminary or permanent injunctive relief, (ii) recovering possession of property (such as replevin, claim and delivery, attachment or the like), or (iii) impleading, joining or adding another party as a third-party defendant in any legal action brought by a Third Party.

ARTICLE XIII

MISCELLANEOUS

13.1 Assignment.

(a) Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that upon prior written notice to the other Party, either Party may assign any of its rights or obligations under this Agreement to any Affiliates of such Party; and provided, further, that ARCA may assign this Agreement to an entity (other than a national or regional commercial reference clinical laboratory) that acquires all or substantially all of the business or assets of ARCA to which this Agreement pertains (including by way of merger, consolidation, reorganization, acquisition, sale or otherwise) and such entity agrees to be bound by the terms and conditions of this Agreement. In any assignment of this Agreement to an Affiliate of a Party, the assigning Party shall remain responsible to be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

(b) Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void and of no effect.

13.2 Costs and Expenses. Except as otherwise provided in this Agreement, or as agreed to from time to time by the Parties, each Party shall bear all of its own costs and expenses incurred in connection with performing its respective obligations under this Agreement.

13.3 Retained Rights. Nothing this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party’s technology.

Development, Commercialization and Licensing Agreement-Confidential-Page 32

13.4 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or other cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted commercially reasonable efforts to avoid or remedy such force majeure, provided that in no event shall a Party be required to settle any labor dispute or disturbance.

13.5 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.6 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name “LabCorp,” “ARCA” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

13.7 Notices. All notices hereunder shall be in writing and shall be deemed given when delivered personally, the same business day as sent by facsimile transmission (receipt verified), three business days after being mailed by registered or certified mail (return receipt requested), postage prepaid, or the next business day after being sent by express courier service (next business day delivery provided), to the Parties at the following addresses (or at such other address for a parry as shall be specified by like notice.

If to ARCA, addressed to:	ARCA Discovery, Inc.
1200 Seventeenth Street, Suite 620
Denver, Colorado 80202
Attention: Chief Executive Officer
Telephone: (303) 893-1606
Facsimile: (303) 825-0883

If to LabCorp, addressed to:	Laboratory Corporation of America Holdings
430 South Spring Street
Burlington, North Carolina 27215
Attention: Law Department
Telephone: (336) 436-8069
Facsimile: (336) 226-3835

With a copy to:	Parker, Poe, Adams & Bernstein L.L.P.
P.O. Box 389
150 Fayetteville Street, Suite 1400
Raleigh, North Carolina 27602
Telephone: (919) 828-0564
Facsimile: (919) 834-4564
Attn: Frank E. Silber, Esq.

Development, Commercialization and Licensing Agreement-Confidential-Page 33

13.8 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

13.9 Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

13.10 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12 Days. Unless otherwise explicitly stated herein, references in this Agreement to a number of days shall mean calendar days. As used in this Agreement, “business day” refers to any day other than a Saturday, Sunday, and any day on which banking institutions in the State of Delaware are either required or permitted to close pursuant to applicable law, rule, regulation or executive order.

13.13 Governing Law. This Agreement, and any dispute or controversy arising out of or relating thereto, shall in all respects be governed by and construed according to the laws of the State of Delaware (excluding its conflicts of law principles).

13.14 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change of addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Development, Commercialization and Licensing Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Development, Commercialization and Licensing Agreement-Confidential-Page 34

ARCA DISCOVERY, INC., a Delaware corporation

By:	/s/ Richard B. Brewer
Richard B. Brewer
Chief Executive Officer

LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation

By:	/s/ Bradford T. Smith
Name:	Bradford T. Smith
Title:	E.V.P.

Development, Commercialization and Licensing Agreement-Confidential-Page 35

EXHIBIT A

WHOLLY-OWNED SUBSIDIARIES OF LABCORP

Laboratory Corporation of America

LabCorp BVBA

ViroMed Laboratories Inc.

Path Lab Holdings, Inc.

National Genetic Institute

Center for Genetic Services, Inc.

Dianon Systems, Inc.

US Pathology Labs, Inc.

Esoterix, Inc.

Development, Commercialization and Licensing Agreement-Confidential-Exhibits

EXHIBIT B

PERMITTED SUBLICENSEES

[    *    ]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Development, Commercialization and Licensing Agreement-Confidential-Exhibits